Exhibit 99.1

Independent Auditor’s Report

To the Partners of

Mars Oil Pipeline Company:

We have audited the accompanying financial statements of Mars Oil Pipeline Company, which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, of partners’ capital and of cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mars Oil Pipeline Company at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 5 to the financial statements, the Partnership has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that result from transactions among unrelated parties.

As discussed in Note 2 to the financial statements, the Partnership has restated its 2012 financial statements to correct an error.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 16, 2014, except for the correction of the 2013 and 2012 financial statements as described in Note 2 to the financial statements as to which the date is September 22, 2014

Mars Oil Pipeline Company

(A general partnership)

Balance Sheets

	December 31,
	2013	2012
	(As Revised)	(As Restated)
Assets
Current assets
Cash and cash equivalents	$27,677,178	$28,859,039
Accounts receivable
Related parties	9,434,602	13,369,992
Third parties, less allowance for doubtful accounts	2,394,884	4,196,197
Materials and supplies inventory	300,013	300,013
Allowance oil	1,884,137	1,981,824
Prepaid expenses	764,339	731,527

Total current assets	42,455,153	49,438,592
Property, plant and equipment, net of accumulated depreciation	220,570,897	147,960,480
Receivable from related party	538,000	538,000
Other assets	2,697,107	3,139,983

Total assets	$266,261,157	$201,077,055

Liabilities and Partners’ Capital
Current liabilities
Accounts payable and accrued liabilities	$11,320,367	$11,077,007
Payable to related parties	3,590,097	2,151,548

Total liabilities	14,910,464	13,228,555
Commitments and contingencies
Partners’ capital	251,350,693	187,848,500

Total liabilities and partners’ capital	$266,261,157	$201,077,055

The accompanying notes are an integral part of these financial statements.

Mars Oil Pipeline Company

(A general partnership)

Statements of Income

	Years Ended December 31,
	2013	2012
	(As Revised)	(As Restated)
Transportation and allowance oil revenue
Related parties	$73,727,344	$64,914,516
Third parties	49,455,288	42,639,926

	123,182,632	107,554,442

Costs and expenses
Operations	43,497,930	42,559,898
Maintenance	3,237,077	8,679,860
General and administrative	3,351,327	3,617,135
Depreciation	4,916,929	4,890,556
Property tax	1,987,727	2,300,873
Net loss (gains) from pipeline operations	(9,019,029)	724,948

Total costs and expenses	47,971,961	62,773,270

Operating income	75,210,671	44,781,172
Other income/expense
Other (income) expense	(291,522)	9,139

Net income	$75,502,193	$44,772,033

The accompanying notes are an integral part of these financial statements.

Mars Oil Pipeline Company

(A general partnership)

Statements of Partners’ Capital

	Years Ended December 31, 2013 and 2012
	Shell Pipeline Company LP	BP Offshore Pipelines, Inc.	Total
Partners’ capital at December 31, 2011	$102,299,672	$40,776,795	$143,076,467
Net income (As Restated)	32,012,004	12,760,029	44,772,033

Partners’ capital at December 31, 2012 (As Restated)	134,311,676	53,536,824	187,848,500
Cash distributions	(8,580,000)	(3,420,000)	(12,000,000)
Net income (As Revised)	53,984,068	21,518,125	75,502,193

Partners’ capital at December 31, 2013 (As Revised)	$179,715,744	$71,634,949	$251,350,693

The accompanying notes are an integral part of these financial statements.

Mars Oil Pipeline Company

(A general partnership)

Statements of Cash Flows

	Years Ended December 31
	2013	2012
	(As Revised)	(As Restated)
Cash flows from operating activities
Net income	$75,502,193	$44,772,033
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,359,805	5,962,117
Changes in working capital
Decrease in accounts receivable from related parties	3,935,390	5,126,333
Decrease (increase) in accounts receivable with others	1,801,313	(152,734)
Decrease in allowance oil	9,116,716	1,162,149
Increase in prepaid expenses	(32,812)	(37,975)
Increase in accounts payable and accrued liabilities	(778,731)	(187,205)
(Decrease) increase in payable to related parties	(348,356)	535,766
Net loss (gains) from pipeline operations	(9,019,029)	—

Net cash provided by operating activities	85,536,489	57,180,484

Cash flows from investing activities
Capital expenditures	(74,718,350)	(55,650,379)

Net cash used in investing activities	(74,718,350)	(55,650,379)

Cash flows from financing activities
Distributions to partners	(12,000,000)	—

Net cash used in financing activities	(12,000,000)	—

(Decrease) increase in cash and cash equivalents	$(1,181,861)	$1,530,105

Reconciliation of beginning and ending balances
Cash and cash equivalents at beginning of the year	$28,859,039	$27,328,934
(Decrease) increase in cash and cash equivalents	(1,181,861)	1,530,105

Cash and cash equivalents at end of the year	$27,677,178	$28,859,039

Supplemental cash flow disclosures
Change in accrued capital expenditures	$2,808,996	$(6,149,398)

The accompanying notes are an integral part of these financial statements.

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements

1.	Organization and Business

Mars Oil Pipeline Company (the “Partnership”) is a Texas general partnership formed in 1996 which owns and operates a pipeline system for the transportation of crude oil from Mississippi Canyon Block 807 in the Gulf of Mexico, offshore Louisiana, to Clovelly, Louisiana. The pipeline system is regulated by the Federal Energy Regulatory Commission (“FERC”), where applicable tariff rates are calculated in accordance with guidelines established by the FERC.

The Partnership is owned by Shell Pipeline Company LP (“Shell Pipeline”), an indirect wholly owned subsidiary of Shell Oil Company (“Shell Oil”), and BP Offshore Pipelines, Inc. (“BP”). Each partner contributed cash and certain pipeline related assets.

In accordance with the Partnership Agreement, the relative sharing ratios between the partners for all revenues, costs and expenses are 71.5% to Shell Pipeline and 28.5% to BP.

2.	Summary of Significant Accounting Policies

The following significant accounting policies are practiced by the Partnership and are presented as an aid to understanding the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Restatement of Previously Issued Financial Statements

The Partnership has restated the accompanying financial statements for the year ended December 31, 2012. In connection with the June 30, 2014 closing process, the Company identified errors in the Partnership’s process for appropriately recording accrued liabilities. During the year ended December 31, 2012, the Partnership did not accrue for certain liabilities and improperly classified certain post-closing adjustments as reductions to operations or maintenance expense rather than fixed assets. The schedules below provide a summary of the impact of these adjustments on the Partnership’s Balance Sheet, Statement of Income, Statement of Partners’ Capital and Statement of Cash Flows. These errors had no impact on any other previously issued financial statements. The following schedules reconcile the amounts as originally reported to the corresponding restated amounts:

	Year Ended December 31, 2012
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Property, plant and equipment, net of accumulated depreciation	$153,323,508	$(5,363,028)	$147,960,480
Total assets	206,440,083	(5,363,028)	201,077,055
Accounts payable and accrued liabilities	9,877,007	1,200,000	11,077,007
Total liabilities	12,028,555	1,200,000	13,228,555
Partners’ capital	194,411,528	(6,563,028)	187,848,500
Total liabilities and partners’ capital	206,440,083	(5,363,028)	201,077,055

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

	Year Ended December 31, 2012
	As Previously Reported	Adjustments	As Restated
Statement of Income
Operations	$41,359,898	$1,200,000	$42,559,898
Maintenance	3,316,832	5,363,028	8,679,860
Total costs and expenses	56,210,242	6,563,028	62,773,270
Operating income	51,344,200	(6,563,028)	44,781,172
Net income	51,335,061	(6,563,028)	44,772,033

	Year Ended December 31, 2012
	As Previously Reported	Adjustments	As Restated
Statement of Cash Flows
Net cash provided by operating activities	$62,543,511	$(5,363,027)	$57,180,484
Net cash used in investing activities	(61,013,406)	5,363,027	(55,650,379)

Revision of Previously Issued Financial Statements

The Partnership has revised the accompanying financial statements for the year ended December 31, 2013. The Company has evaluated these errors, individually and in the aggregate, and concluded that the errors are not material to the previously issued financial statements for the year ended December 31, 2013. In connection with the June 30, 2014 closing process, the Company identified errors in the Partnership’s process for appropriately recording accrued liabilities. During the year ended December 31, 2013, the Company overaccrued for certain liabilities and improperly classified certain post closing adjustments to operations or maintenance expense rather than adjustments to fixed assets. The schedules below provide a summary of the impact of these adjustments on the Partnership’s Balance Sheet, Statement of Income, Statement of Partner’s Capital and Statement of Cash Flows.

The following schedules reconcile the amounts as originally reported to the corresponding revised amounts.

	Year Ended December 31, 2013
	As Previously Reported	Adjustments	As Revised
Balance Sheet
Property, plant and equipment, net of accumulated depreciation	$223,142,548	$(2,571,651)	$220,570,897
Total assets	268,832,808	(2,571,651)	266,261,157
Accounts payable and accrued liabilities	10,793,026	527,341	11,320,367
Total liabilities	14,383,123	527,341	14,910,464
Partners’ capital	254,449,685	(3,098,992)	251,350,693
Total liabilities and partners’ capital	268,832,808	(2,571,651)	266,261,157

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

	Year Ended December 31, 2013
	As Previously Reported	Adjustments	As Revised
Statement of Income
Operations	$44,405,080	$(907,150)	$43,497,930
Maintenance	5,793,963	(2,556,886)	3,237,077
Total costs and expenses	51,435,997	(3,464,036)	47,971,961
Operating income	71,746,635	3,464,036	75,210,671
Net income	72,038,157	3,464,036	75,502,193

	Year Ended December 31, 2013
	As Previously Reported	Adjustments	As Revised
Statement of Cash Flows
Net cash provided by operating activities	$82,979,602	$2,556,887	$85,536,489
Net cash used in investing activities	(72,161,463)	(2,556,887)	(74,718,350)

Supplemental cash flow disclosures
Change in accrued capital expenditures	$2,574,506	$234,490	$2,808,996

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Subsequent Events

We have evaluated subsequent events that occurred after December 31, 2013 through September 22, 2014, which is the date the financial statements were available to be issued. Any material subsequent events that occurred during this time have been properly disclosed in the financial statements.

Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash and have an original maturity of three months or less.

Accounts Receivable

Our accounts receivable are primarily from purchasers and shippers of crude oil and, to a lesser extent, purchasers of natural gas liquids and natural gas storage. These purchasers include, but are not limited to refiners, producers, marketing and trading companies and financial institutions that are active in the physical and financial commodity markets. The majority of our accounts receivable relate to our crude oil supply and logistics activities that can generally be described as high volume and low margin activities.

We review all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that we expect will not be fully recovered. We do not apply actual balances against the reserve until we have exhausted substantially all collection efforts. At December 31, 2013 and 2012, substantially all of our

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

accounts receivable (net of allowance for doubtful accounts) were less than 30 days past their scheduled invoice date. Our allowance for doubtful accounts receivable totaled approximately $2,107 and $17,165 at December 31, 2013 and 2012, respectively. Although we consider our allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.

Allowance Oil

A loss allowance factor between 0.1% and 0.15% per transported barrel is incorporated into applicable crude oil tariffs to offset evaporation and other losses in transit. Allowance oil represents the net difference between the loss allowance factor and actual volumetric losses multiplied by the average market value of crude oil over the time the difference occurred. We take title to any excess loss allowance when product losses are within an allowed level, and we convert that product to cash several times per year at prevailing market prices. Crude oil is also stored within the Mars Oil Pipeline system in an underground cavern. Gains and losses related to the underground cavern, including a standard loss accrual of .03% of net crude oil receipts, also cause the allowance oil balance to increase or decrease.

Allowance oil is valued at the lower of cost or market value, with cost being determined on an average cost basis. At the end of each reporting period, we assess the carrying value of our allowance oil and make any adjustments necessary to reduce the carrying value to the applicable net realizable value. We recorded no charges related this assessment for the years ended December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012, allowance oil consisted of $3,001,942 and $9,561,924, respectively. Offsetting allowance oil is an accrual of approximately $1,117,805 and $7,580,100, respectively. This accrual relates to estimated losses that are expected to arise upon emptying the Mars cavern, derived from historical net losses.

Gains and Losses from Pipeline Operations

The Partnership experiences volumetric gains and losses from its pipeline operations that may arise from factors such as shrinkage, or measurement inaccuracies within tolerable limits. Gains and losses are presented net in the Statement of Income caption “Net loss (gains) from pipeline operations”. During 2013, crude oil was emptied out of the cavern leased from LOOP LLC (as discussed in Note 6) and a gain of $9,220,700 was recognized following the release of an accrual recognized to offset estimated losses expected to occur when the cavern is emptied. Management continues to accrue a 0.03% loss of throughput volumes into the cavern.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Expenditures for major renewals and betterments are capitalized. Maintenance and repairs, which do not improve or extend asset lives are expensed currently. Gains and losses on the sale of assets are recognized in the statements of income.

The Partnership computes depreciation using the straight-line method based on estimated economic lives prescribed by the FERC, which are 30 years for right of way, line pipe, line pipe fittings, pipeline construction, buildings, pumping equipment, other station equipment, oil tanks and delivery facilities; 20 years for office furniture and equipment; 15 years for communication systems and other work equipment; and 5 years for vehicles. Generally, the Partnership applies composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 3.33% to 20%.

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

Based on the Partnership’s evaluation the Partnership’s property, plant and equipment have indeterminate lives and no significant conditional asset retirement obligations. Therefore, no asset retirement obligations have been recorded in the accompanying financial statements.

The Partnership reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If impairment indicators are present and the estimated future undiscounted net pre-tax cash flows are less than the carrying value of the assets, the carrying values are reduced to the estimated fair value.

Prepaid Expenses

Prepaid expenses represent prepaid rent to LOOP LLC, an affiliate of Shell Pipeline Company for the terminalling of crude oil in the Mars Cavern System. At December 31, 2013 and 2012, $764,339 and $731,527, respectively, were recorded as a prepaid asset.

Transportation Revenue

In general, we recognize revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. We record revenue for crude oil transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). Revenue from transportation services is recognized upon delivery. We accrue revenue based on nominations for that accounting month.

Income Taxes

The Partnership has not historically incurred income tax expense as the Partnership, in accordance with the provisions of the Internal Revenue Code, is not subject to U.S. federal income taxes. Rather, each partner includes its allocated share of the Partnership’s income or loss in its own federal and state income tax returns. The Partnership is responsible for various state property and ad valorem taxes, which are recorded in the Statement of Income caption “Property tax”.

Fair Value of Financial Instruments

The reported amounts of financial instruments such as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short maturities.

Concentration of Credit and Other Risks

A significant portion of the Partnership’s receivables are from a related party as well as certain other oil and gas companies. Although collection of these receivables could be influenced by economic factors affecting the oil and gas industry, the risk of significant loss is considered by management to be remote.

Development and production of crude in the service area of the pipeline are subject to, among other factors, prices of crude and federal and state energy policy, none of which are within the Partnership’s control.

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

New Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board that may have an impact on the Partnership’s accounting and reporting. The Partnership believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting, or that such impact will not be material to the Partnership’s financial position or results of operations when implemented.

3.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2013 and 2012:

	2013	2012
	(As Revised)	(As Restated)
Rights-of-way	$10,361,114	$10,361,114
Buildings	3,954,126	3,954,126
Line pipe, equipment and other pipeline assets	132,548,877	132,390,548
Office, communication and data handling equipment	651,592	651,592
Construction work-in-progress	152,526,876	75,157,859

	300,042,585	222,515,239
Accumulated depreciation	(79,471,688)	(74,554,759)

	$220,570,897	$147,960,480

4.	Other Assets

The Partnership paid approximately $6.0 million during 2004 to replace a Brine pipeline owned by LOOP LLC, an affiliate of Shell Pipeline. The Partnership was contractually obligated to make capital improvements to the asset as part of the terms of the operating agreement. The costs associated with the Brine String Project have been deferred and will be amortized over an estimated useful life of 15 years. Amortization expense for 2013 and 2012 were $394,749 and $394,749, respectively, and is included in the accompanying statements of income under “operations”.

5.	Transactions with Related Parties

The Partnership derives a significant portion of its transportation and allowance oil revenues from related parties, which are based on published tariffs, and amounted to $73,727,344 and $64,914,516 for 2013 and 2012, respectively. All such transactions are considered to be within the ordinary course of business. At December 31, 2013 and 2012, the Partnership had affiliate receivables of $9,434,602 and $13,369,992, respectively, relating to transportation services.

The Partnership has no employees and relies on the operator, Shell Pipeline, to provide personnel to perform daily operating and administrative duties on behalf of the Partnership. In accordance with the terms of the operating agreement, the operator has charged the Partnership for expenses incurred on behalf of the Partnership in amounts aggregating $35,935,587 and $17,426,452 for 2013 and 2012, respectively.

Substantially all expenses incurred by the Partnership are paid by Shell Pipeline on the Partnership’s behalf. At December 31, 2013 and 2012, the Partnership owed $3,590,097 and $2,151,548, respectively, to reimburse Shell Pipeline for these expenses. At December 31, 2013 and 2012, the Partnership had a

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

receivable balance of $700,934 and $1,291,757, respectively, from Shell Pipeline, which includes advance payments made by the Partners to Shell Pipelines and owed to the Partnership for operating expenses.

The Partnership operates under a joint tariff, which the Partnership is responsible for billing and collecting cash on behalf of two interconnecting pipelines, the Amberjack Pipeline Company and URSA Oil Pipeline Company LLC, which are owned by affiliates.

6.	Leases

Effective April 1, 1996, the Partnership entered into an agreement to lease usage of offshore platform space located at West Delta 143 from affiliates of Shell Oil and BP. The term of the lease is ninety-nine years and is cancelable at the discretion of either the Partnership or the lessors by giving six months notice of such cancellation. The agreement requires minimum lease payments of $1,322,700 per year adjusted annually based on the Wage Index Adjustment, as published by the Council of Petroleum Accountants Society. Additionally, the Partnership is obligated to pay certain common facility fees. Total expenses incurred under the agreement, inclusive of rentals and common facility fees, in 2013 and 2012 were $5,212,125 and $4,892,959, respectively. At December 31, 2013 and 2012, there were no amounts owed to related parties relating to this agreement.

Effective June 10, 1994, the Partnership entered into a lease agreement to use a cavern owned by LOOP LLC as a crude oil storage facility where LOOP LLC shall receive and store MARS crude petroleum on a continuous basis. The terms of the agreement require MARS to pay a fixed base service fee annually in addition to variable charges based on throughput. The term of the lease is five years and will be automatically extended for four separate and additional terms upon the end of the initial lease term. The agreement is cancellable at the discretion of the Partnership by giving notice of termination not less than one year prior to the end of the initial term or any subsequent term of the lease. The agreement requires a minimum base service fee of $400,000 per year adjusted by the change in the Gross Domestic Project-Implicit Price Deflator as published by the United States Government. The minimum base service fee payments under the agreement for the next five years are as follows: 2014—$400,000; 2015—$400,000; 2016—$400,000; 2017—$0; and 2018—$0. Effective March 11, 2011, MARS entered into an agreement with LOOP LLC to lease additional cavern space for crude oil storage for a period of one month, with an option to renew the agreement on a monthly basis if the following conditions are met: (a) if LOOP LLC elects to offer to renew the agreement for another month term; and (b) if MARS elects to accept LOOP LLC’s offer, it shall do so in writing not later than 35 days before the first day of such renewal term. The 2011 agreement requires a fixed fee of $1,200,000 per month. The lease has been continually renewed since inception and was still in effect at December 31, 2013. Total expenses in 2013 and 2012 related to both MARS Cavern leases were $15,732,730 and $15,854,064, respectively.

7.	Environmental Remediation Costs

On January 4, 1996, Shell Pipeline entered into an escrow agreement with Lafourche Realty Company, Inc., the Department of Natural Resources for the state of Louisiana and First National Bank of Commerce. The escrow account was set up for environmental remediation costs in relation to the construction of a pipeline through marsh land in the state of Louisiana. On November 13, 1998, the Partnership filed a claim for the reimbursement of the escrow account. At December 31, 2013 and 2012, the remaining balances of $427,302 and $427,302, respectively, are included in other assets.

Mars Oil Pipeline Company

(A general partnership)

Notes to Financial Statements (continued)

8.	Commitments and Contingencies

In the ordinary course of business, the Partnership is subject to various laws and regulations, including regulations of the FERC. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position, results of operations, or cash flows of the Partnership.